Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of LQR House Inc. on Form S-8 (No. 333-274168) and on Form S-3 (Nos. 333-284485, 333-284138, 333-282118), of our report dated April 15, 2026, relating to the consolidated financial statements of LQR House Inc. for the year ended December 31, 2025, which includes an explanatory paragraph regarding material uncertainty related to going concern which report is included in this Annual Report on Form 10-K of LQR House Inc. for the year ended December 31, 2025.

/s/ ENROME LLP

April 15, 2026

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